Exhibit 10.3
William D. Marohn
Chairman of the Board
February 13, 2006
Mr. Mark Ketchum
Dear Mark,
I have been authorized by the Board of Directors of Newell/Rubbermaid to offer you the position of President and Chief Executive Officer once we have reached accord on your compensation package. As we discussed on Thursday, there are some parts of this package where we have little flexibility, like base salary and bonus. However, other parts of the package (such as the annual option awards vs. SERP vs. signing bonus) can be tailored to fit your needs. Listed below are the key elements of the package.
1.	Base Salary...$1,200,000 per year.

2.	Bonus...You will have a target payout of 105% of base with a maximum of 210% depending on company performance.

3.	Automobile...You will participate in the executive level program with eligibility to lease a vehicle worth up to $80,000.

4.	Long Term Incentive Program (LTIP)...This program provides a tremendous long term vehicle by providing restricted stock, up to 200% of your base salary, that cliff vests in three years from the date of issuance.

5.	Supplemental Executive Retirement Plan (SERP)...We will accelerate your vesting in the SERP that will provide three years of credited service for every one year of completed service — up to 5 years, and then 1 year of credited service for every year after the initial 5 years. If you leave prior to completing 5 full years of service, your SERP vesting will revert back to a normal SERP vesting schedule — effective from the date of your employment. These payments begin at age 65 and may continue for the rest of your life.

6.	Company Retirement Savings Program...You will be qualified to participate in the 401(k) plan whereby the company would match your contributions up to $8400 annually. In addition, the company would annually contribute 5% of your base salary into the Defined Contribution Plan.

7.	Stock Options...You will be eligible for an annual target award of 250,000 shares and may earn up to 400,000 stock options (vesting at 20% per year for 5 years) which are typically issued in February after the Board of Directors meeting. These shares can fluctuate based on individual and company performance.

8.	Signing Bonus...You will retain the stock option awarded to you in November 2005 for 75,000 shares, in accordance with its terms. If you remain employed through November 8, 2006, you will be entitled to the full amount of the award. In addition, you will receive a one time signing bonus consisting of 200,000 stock options (vesting at 20% per year for 5 years) that will be priced upon your acceptance and 50,000 shares of restricted stock that will cliff vest in one year from the date of issuance. This restricted grant would be subject to shareholder approval of an amended and restated 2003 Stock Plan. If such approval is not obtained, the award would be replaced with a restricted stock award having a three year cliff vesting period.

9.	Executive Relocation...You will be eligible to participate in our executive relocation program.

10.	Other benefits including health care and deferred compensation.
On behalf of the board, I am pleased to present this opportunity to you. We are confident you will provide the leadership that will yield results critical for the success of our company. Personally, I look forward to working with you and providing my support and that of the board to you in this endeavor. I am confident you will provide instant credibility and value both internally to our associates who are anxiously awaiting your reply and to the outside world.
Once you have had the opportunity to give thought to the various elements of this offer, I encourage you to discuss your individual preferences with Jim Sweet so we can adjust the variable elements to meet your needs. Of course, you can reach me at any time. I look forward to resolving this with you in the very near future.
Sincerely,

/s/ William D. Marohn
William D. Marohn
Chairman of the Board

Agreed:

/s/ Mark D. Ketchum
Mark D. Ketchum
02/13/06

cc: Jim Sweet